EXHIBIT 99.1

Great Basin Announces Retention of Roth Capital Partners as Financial Advisor in
Restructuring of the Company’s Series C Warrants

Company preparing proxy statement for reverse stock split and increase in authorized shares

Salt Lake City, September 16, 2015 - Great Basin Scientific, Inc. (NASDAQ: GBSN), a molecular diagnostics company, announced today that it has retained Roth Capital Partners as financial advisor to assist in a restructuring of the Company’s Series C Warrants.  The Series C Warrants were issued as part of the Unit offering the Company completed on March 2, 2015.  The Company is also preparing to file a proxy statement and hold a special shareholder meeting to seek approval to effect a reverse stock split and authorize additional common shares to meet its obligation to deliver common shares under the cashless exercise provision of the Series C Warrants.

“While the recent Series C Warrant exercises have put our stock under greater than expected pressure, we remain on plan for our 2015 goals of securing 170 to 180 customers and four FDA-cleared products,” said Ryan Ashton, president and CEO.  “We are utilizing the funds raised in March to expand our R&D team, which will fast-track 2016 menu development and product commercialization. Further, we have doubled the size of our sales team to accelerate customer acquisition in Q4 of 2015 and the first half of 2016.”

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies.  The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the company’s website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statement regarding events, trends and business prospects, which may affect our future operating results and financial position. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risk and uncertainties include, but are not limited to: (i) our limited operating history and history of losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our future product and customer growth; (iv) our future revenue growth; (v) our ability to obtain capital when needed; and (vi) other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Media Contact:
Kate Ottavio Kent
ICR
203.682.8276
Kate.Ottavio-Kent@icrinc.com

Investor Relations Contact:
Bob Yedid
ICR
646.277.1250
bob.yedid@icrinc.com
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